EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2016 SECOND QUARTER RESULTS

ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115 PER SHARE

NEW YORK, NY, July 28, 2016 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the second quarter ended June 30, 2016. Operating EBITDA* in the second quarter of 2016 declined to $34.7 million from $50.0 million in the second quarter of 2015, primarily because of lower production resulting from an extended maintenance downtime and slow mill restart.

For the second quarter of 2016, we had a net loss of $4.2 million, or $0.07 per basic and diluted share, compared to net income of $16.4 million, or $0.25 per basic and diluted share, in the second quarter of 2015.

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2016	2016	2015	2016	2015
	(in millions, except per share amounts)
Pulp revenues	$198.1	$230.6	$246.1	$428.7	$480.8
Energy and chemical revenues	$20.1	$23.2	$20.8	$43.3	$43.7
Operating income	$16.8	$28.1	$33.5	$44.9	$77.5
Operating EBITDA*	$34.7	$45.3	$50.0	$80.1	$111.4
Foreign exchange (loss) gain on intercompany debt	$(0.3)	$0.6	$2.2	$0.3	$(4.4)
Income tax provision	$(7.9)	$(6.2)	$(5.9)	$(14.1)	$(15.2)
Net (loss) income	$(4.2)	$8.8	$16.4	$4.5	$30.0
Net (loss) income per common share:
Basic	$(0.07)	$0.14	$0.25	$0.07	$0.47
Diluted	$(0.07)	$0.14	$0.25	$0.07	$0.46
Common shares outstanding at period end	64.7	64.7	64.5	64.7	64.5
Summary Operating Highlights
	Q2	Q1	Q2	YTD	YTD
	2016	2016	2015	2016	2015
Pulp production (‘000 ADMTs)	338.3	378.0	358.9	716.3	721.5
Annual maintenance downtime (‘000 ADMTs)	29.6	—	20.6	29.6	39.8
Annual maintenance downtime (days)	21	—	11	21	25
Pulp sales (‘000 ADMTs)	330.3	393.5	371.4	723.8	721.0
Average NBSK pulp list price in Europe ($/ADMT)(1)	798	792	855	795	871
Average NBSK pulp list price in China ($/ADMT)(1)	617	590	670	603	667
Average NBSK pulp list price in North America ($/ADMT)(1)	980	943	980	962	988
Average pulp sales realizations ($/ADMT)(2)	592	580	657	586	661
Energy production (‘000 MWh)	431.5	475.5	450.3	907.1	905.4
Energy sales (‘000 MWh)	190.3	207.4	196.5	397.6	395.7
Average energy sales realizations ($/MWh)	86	93	89	90	92
Average Spot Currency Exchange Rates:
$ / €(3)	1.1295	1.1035	1.1069	1.1167	1.1155
$ / C$(3)	0.7762	0.7301	0.8134	0.7535	0.8097

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, Chief Executive Officer, stated:

•

“In the current quarter, our German mills operated very well, but our Celgar mill had a number of challenges. Its annual maintenance downtime, initially scheduled for 12 days, was extended to 18 days in order to effect additional work that was identified. After completion of such maintenance work, the mill restart was adversely affected by several unexpected factors, including mechanical failures and a disruption to the mill’s power supply. These factors collectively resulted in the mill not returning to normalized production for a period of approximately ten days. The aggregate effect of the maintenance downtime and slow restart of the mill reduced pulp production by approximately 37,900 ADMTs and energy generation by approximately 15,000 MWh;

•

This maintenance and slow restart of the Celgar mill also disrupted our pulp sales, as approximately 10,000 ADMTs that were scheduled to be shipped and sold in June were delayed to the third quarter of 2016;

•

We estimate that annual maintenance downtime in the current quarter adversely impacted our Operating EBITDA by approximately $20.6 million, comprised of approximately $15.2 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance downtime;

•

While I am disappointed with the length of time it took to return the Celgar mill to full production after its maintenance downtime, we undertook a careful and methodical approach to the required maintenance work to enhance reliability and operations going forward. As a result of our approach, the mill performed well and slightly ahead of plan in June (with production of approximately 41,800 ADMTs and 44,400 MWh of energy). While it adversely impacted the mill’s quarterly results, I believe our approach to the required maintenance and restart was prudent and will enhance the mill’s mid-to-long term results;

•

Compared to the prior quarter of 2016, pulp list prices in the current quarter increased marginally in Europe, China and North America. As a result, our pulp price realizations increased by about 2% in the current quarter from the prior quarter of 2016. At the end of the current quarter, list prices in Europe, China and North America were approximately $810, $630 and $1,000 per ADMT, respectively;

•

Compared to the second quarter of 2015, average list prices for NBSK pulp in Europe and China declined by about 7% and 8%, respectively, in the current quarter of 2016, largely as a result of the strong dollar and weakening hardwood prices impacting NBSK pulp prices. This resulted in our pulp sales realizations decreasing by approximately 10% in the current quarter of 2016 from the same quarter last year;

•

Energy and chemical revenues in the current quarter of 2016 declined by about 3% from the same quarter of 2015 and by about 13% from the prior quarter of 2016 as a result of lower energy generation and sales resulting from maintenance downtime and slow mill restart;

•

Fiber prices decreased at our German mills in the current quarter compared to the same quarter of 2015 and the prior quarter of 2016 in both dollar and euro terms, primarily due to favorable supply and demand levels. Our Celgar mill’s wood costs in dollar and Canadian dollar terms also decreased in the current quarter compared to the same quarter of 2015, primarily due to strong sawmilling activity and favorable supply levels, but increased marginally compared to the first quarter of 2016;

•

In the current quarter, Operating EBITDA declined to $34.7 million from $45.3 million in the first quarter of 2016 and $50.0 million in the second quarter of 2015, largely as a result of lower production and sales of pulp and energy and lower pulp sales realizations more than offsetting lower fiber prices and a reversal of an accrual of wastewater fees of $7.2 million; and

•	In the current quarter, we had a net loss of $4.2 million, compared to net income of $8.8 million in the first quarter of 2016 and $16.4 million in the second quarter of 2015.”

Mr. Gandossi continued: “During the current quarter, we continued to focus on high return projects to improve our operational efficiencies, including instituting processes to debottleneck and enhance fiber logistics at our German mills in addition to the maintenance work at our Celgar mill.”

Mr. Gandossi concluded: “Currently, the NBSK pulp market is balanced with world producer inventories at about 28 days’ supply. Looking forward to the third quarter of 2016, we currently expect steady demand in Europe and China, but with the possibility of some temporary weakness in spot pricing in China during the typically slow summer period.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on October 4, 2016 to all shareholders of record on September 26, 2016. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015

Total revenues for the three months ended June 30, 2016 decreased by approximately 18% to $218.1 million from $266.9 million in the same quarter of 2015, primarily due to lower pulp revenues.

Pulp revenues in the second quarter of 2016 decreased by approximately 20% to $198.1 million from $246.1 million in the same quarter of 2015, due to lower sales volumes resulting from lower production and lower pulp sales realizations.

In the second quarter of 2016, our German mills operated very well, but our Celgar mill had a number of challenges. Its annual maintenance downtime, initially scheduled for 12 days, was extended to 18 days (approximately 24,500 ADMTs) in order to effect additional work that was identified. After completion of such maintenance work, the mill restart was adversely affected by several unexpected factors, including mechanical failures and a disruption to the mill’s power supply. These factors collectively resulted in the mill not returning to normalized production for a period of approximately ten days. The aggregate effect of the maintenance downtime and slow restart of the mill was a reduction of approximately 37,900 ADMTs of pulp production and 15,000 MWh of surplus energy.

The maintenance downtime and slow restart of the Celgar mill also disrupted our pulp sales, as approximately 10,000 ADMTs that were scheduled to be shipped and sold in June were delayed to the third quarter of 2016.

Energy and chemical revenues decreased by approximately 3% to $20.1 million in the second quarter of 2016 from $20.8 million in the same quarter of 2015, primarily due to lower energy generation and sales volumes at our Celgar mill.

Pulp production decreased by approximately 6% to 338,265 ADMTs in the current quarter from 358,861 ADMTs in the same quarter of 2015. In the second quarter of 2016, we had an aggregate of 21 days (approximately 29,600 ADMTs) of annual maintenance downtime, of which 18 days was at our Celgar mill and three days (approximately 5,100 ADMTs) was at our Stendal mill. In the comparative quarter of 2015, we had 11 days (approximately 20,600 ADMTs) of annual maintenance downtime at our Stendal mill.

We estimate that annual maintenance downtime in the current quarter adversely impacted our Operating EBITDA by approximately $20.6 million, comprised of approximately $15.2 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes decreased by approximately 11% to 330,318 ADMTs in the current quarter from 371,350 ADMTs in the same quarter of 2015, primarily due to lower production at our Celgar mill.

In the current quarter of 2016, list prices for NBSK pulp in Europe and China declined from the same quarter of 2015, largely as a result of the strong dollar and weakening hardwood prices impacting NBSK pulp prices. Average list prices for NBSK pulp in Europe were approximately $798 per ADMT in the second quarter of 2016, compared to approximately $855 per ADMT in the same quarter of 2015. Average list prices for NBSK pulp in China and North America were approximately $617 per ADMT and $980 per ADMT, respectively, in the second quarter of 2016, compared to approximately $670 per ADMT and $980 per ADMT, respectively, in the same quarter of 2015.

Average pulp sales realizations decreased by approximately 10% to $592 per ADMT in the second quarter of 2016 from approximately $657 per ADMT in the same quarter last year, primarily due to lower list prices.

Near the end of the current quarter, the dollar strengthened versus the euro and as at June 30, 2016 was approximately 3% higher, compared to March 31, 2016. This resulted in a positive impact on our dollar-denominated cash balances and receivables of $3.8 million.

Costs and expenses in the current quarter decreased by approximately 14% to $201.4 million from $233.4 million in the second quarter of 2015, primarily due to lower sales volumes, the reversal of an accrual for wastewater fees at our Rosenthal mill of $7.2 million and lower fiber prices, partially offset by higher annual maintenance costs. During the current quarter, regulatory authorities accepted that a capital project at the Rosenthal mill reduced wastewater discharges and, as a result, we reversed its accrual for wastewater fees that would otherwise have been payable.

Selling, general and administrative expenses decreased to $10.3 million in the second quarter of 2016 from $11.7 million in the same quarter of 2015.

Transportation costs decreased by approximately 25% to $15.0 million in the current quarter from $20.1 million in the same quarter of 2015 primarily due to lower shipments from our Celgar mill resulting from its maintenance downtime and slow restart.

On average, in the current quarter overall fiber prices decreased by approximately 3% from the same quarter of 2015, primarily as a result of a balanced wood market and strong sawmilling activity in both Germany and in the Celgar mill’s fiber basket. In the current quarter, in euro terms, average fiber prices in Germany were approximately 9% lower than the comparative quarter. In the current quarter, in Canadian dollar terms, average fiber prices for our Celgar mill were marginally lower than the comparative quarter.

In the second quarter of 2016, our operating income decreased by approximately 50% to $16.8 million from $33.5 million in the same quarter of 2015, primarily due to 10% lower pulp sales realizations, the net impact of lower sales volumes and higher annual maintenance costs, partially offset by the reversal of a $7.2 million wastewater fee accrual at our Rosenthal mill, lower fiber prices and the strengthening of the dollar versus the euro near the end of the quarter.

Interest expense in the current quarter decreased to $12.7 million from $13.5 million in the same quarter of 2015, primarily as a result of lower indebtedness.

During the second quarter of 2016, income tax expense increased to $7.9 million from $5.9 million in the same quarter of 2015 due to higher taxable income for our German mills.

For the second quarter of 2016, we had a net loss of $4.2 million, or $0.07 per basic and diluted share compared to net income of $16.4 million, or $0.25 per basic and diluted share, in the same quarter of 2015.

In the second quarter of 2016, Operating EBITDA decreased by approximately 31% to $34.7 million from $50.0 million in the same quarter of 2015, primarily as a result of lower pulp sales realizations, the net impact of lower sales volumes and higher annual maintenance costs, partially offset by the reversal of a wastewater fee accrual at our Rosenthal mill, lower fiber prices and the strengthening of the dollar versus the euro near the end of the quarter.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Total revenues for the six months ended June 30, 2016 decreased by approximately 10% to $472.0 million from $524.5 million in the same period of 2015, primarily due to lower pulp revenues.

Pulp revenues in the first half of 2016 decreased by approximately 11% to $428.7 million from $480.8 million in the same period of 2015 due to lower pulp sales realizations.

Energy and chemical revenues remained essentially flat at $43.3 million in the first half of 2016 compared to $43.7 million in the same period of 2015.

Pulp production decreased marginally to 716,257 ADMTs in the first half of 2016 from 721,490 ADMTs in the same period of 2015. We had annual maintenance downtime of 21 days (approximately 29,600 ADMTs) in the first half of 2016, compared to 25 days (approximately 39,800 ADMTs) in the first half of 2015.

We estimate that such maintenance downtime in the first half of 2016 adversely impacted our Operating EBITDA by approximately $20.6 million, comprised of approximately $15.2 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes remained essentially flat at 723,779 ADMTs in the first half of 2016 compared to 721,041 ADMTs in the same period of 2015.

In the first half of 2016, list prices for NBSK pulp declined from the same period of 2015, largely as a result of the stronger dollar and weakening hardwood pulp prices impacting NBSK pulp prices. Average list prices for NBSK pulp in Europe were approximately $795 per ADMT in the first half of 2016, compared to approximately $871 per ADMT in the same period of 2015. Average list prices for NBSK pulp in China and North America were approximately $603 per ADMT and $962 per ADMT, respectively, in the first half of 2016, compared to approximately $667 per ADMT and $988 per ADMT, respectively, in the same period of 2015.

Average pulp sales realizations decreased by approximately 11% to $586 per ADMT in the first half of 2016 from approximately $661 per ADMT in the same period last year, primarily due to lower list prices.

In the first half of 2016, the dollar weakened and, as at June 30, 2016, declined by approximately 2% and 6% versus the euro and Canadian dollar, respectively, compared to December 31, 2015. This resulted in a negative impact on our dollar-denominated cash balances and receivables. On average, the dollar was stronger than the Canadian dollar during the first half of 2016, compared to the first half of 2015, which reduced our Canadian dollar-denominated expenses. The net impact of foreign exchange increased our Operating EBITDA in the six months ended June 30, 2016 by approximately $1.4 million compared to the same period of 2015.

Costs and expenses in the first half of 2016 decreased by approximately 4% to $427.1 million from $447.0 million in the first half of 2015, primarily due to lower fiber prices and the reversal of a $7.2 million wastewater fee accrual at our Rosenthal mill.

Selling, general and administrative expenses decreased to $22.1 million in the first half of 2016 from $23.1 million in the same period of 2015.

Transportation costs decreased by approximately 11% to $33.3 million in the first half of 2016 from $37.4 million in the same period of 2015 primarily due to lower sales shipments from our Celgar mill resulting from its maintenance downtime and slow restart.

On average, in the first half of 2016 overall fiber prices decreased by approximately 7% from the same period of 2015, primarily as a result of a balanced wood market in both Germany and the Celgar mill’s fiber basket. In the first half of 2016, in euro terms, average fiber prices in Germany were approximately 8% lower than the comparative period. In the first half of 2016, in Canadian dollar terms, average fiber prices for our Celgar mill were marginally lower than the comparative period.

In the first half of 2016, our operating income decreased by approximately 42% to $44.9 million from $77.5 million in the same period of 2015, primarily due to 11% lower pulp sales realizations, partially offset by lower fiber prices and the reversal of a wastewater fee accrual at our Rosenthal mill.

Interest expense in the first half of 2016 decreased to $25.9 million from $27.4 million in the same period of 2015, primarily as a result of lower indebtedness.

In the first half of 2016, we had a loss of $0.5 million due to the write-off of deferred financing costs associated with our repurchase and cancellation of $23.0 million of our 2019 Senior Notes.

During the first half of 2016, income tax expense decreased to $14.1 million from $15.2 million in the same period of 2015 due to lower taxable income for our German mills.

For the first half of 2016, we reported net income of $4.5 million, or $0.07 per basic and diluted share compared to net income of $30.0 million, or $0.47 per basic and $0.46 per diluted share, in the same period of 2015.

In the first half of 2016, Operating EBITDA decreased by approximately 28% to $80.1 million from $111.4 million in the same period of 2015, primarily as a result of lower pulp sales realizations, partially offset by lower fiber prices and the reversal of a wastewater fee accrual.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Net cash provided by operating activities	$74,743	$70,279
Net cash used in investing activities	(19,009)	(20,364)
Net cash used in financing activities	(44,787)	(8,876)
Effect of exchange rate on changes in cash and cash equivalents	2,075	(3,344)

Net increase in cash and cash equivalents	$13,022	$37,695

The following table is a summary of selected financial information as at the dates indicated:

	June 30, 2016	December 31, 2015
	(in thousands)
Financial Position
Cash and cash equivalents	$112,651	$99,629
Total current assets	$385,764	$388,811
Total current liabilities	$104,528	$104,421
Working capital	$281,236	$284,390

Total assets	$1,180,269	$1,182,817
Debt	$616,492	$638,043
Total liabilities	$780,049	$799,841
Total equity	$400,220	$382,976

As at June 30, 2016, we had approximately $137.7 million available under our revolving credit facilities.

As a result of the weakening of the dollar versus the euro and the Canadian dollar as at June 30, 2016, we recorded a non-cash increase in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash increase of approximately $25.4 million does not affect our net income (loss), Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as an increase to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, July 29, 2016 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/3gupicic or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Pulp	$ 198,055	$ 246,126	$ 428,684	$ 480,783
Energy and chemicals	20,090	20,810	43,304	43,700

	218,145	266,936	471,988	524,483
Costs and expenses
Operating costs, excluding depreciation and amortization	173,227	205,293	370,169	390,241
Operating depreciation and amortization	17,855	16,393	34,887	33,697
Selling, general and administrative expenses	10,286	11,701	22,055	23,065

Operating income	16,777	33,549	44,877	77,480

Other income (expenses)
Interest expense	(12,736)	(13,476)	(25,927)	(27,360)
Foreign exchange gain (loss) on intercompany debt	(272)	2,198	283	(4,412)
Other income (expenses)	(137)	68	(633)	(470)

Total other expenses	(13,145)	(11,210)	(26,277)	(32,242)

Income before provision for income taxes	3,632	22,339	18,600	45,238

Current income tax provision	(3,372)	(3,149)	(5,125)	(6,501)
Deferred income tax provision	(4,501)	(2,778)	(8,947)	(8,691)

Net income (loss)	$ (4,241)	$ 16,412	$ 4,528	$ 30,046

Net income (loss) per common share
Basic	$ (0.07)	$ 0.25	$ 0.07	$ 0.47
Diluted	$ (0.07)	$ 0.25	$ 0.07	$ 0.46

Cash dividends declared per common share	$ 0.115	$ —	$ 0.23	$ —

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$ 112,651	$ 99,629
Restricted cash	7,834	9,230
Accounts receivable	125,384	134,254
Inventories	134,847	141,001
Prepaid expenses and other	5,048	4,697

Total current assets	385,764	388,811

Property, plant and equipment, net	767,014	762,391
Intangible and other assets	8,603	8,461
Deferred income tax	18,888	23,154

Total assets	$ 1,180,269	$ 1,182,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$ 103,495	$ 103,450
Pension and other post-retirement benefit obligations	1,033	971

Total current liabilities	104,528	104,421

Debt	616,492	638,043
Interest rate derivative liability	2,898	6,533
Pension and other post-retirement benefit obligations	26,562	25,374
Capital leases and other	11,981	12,299
Deferred income tax	17,588	13,171

Total liabilities	780,049	799,841

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 64,694,000 issued and outstanding (2015 – 64,502,000)	64,656	64,424
Additional paid-in capital	330,669	329,246
Retained earnings	150,533	160,880
Accumulated other comprehensive loss	(145,638)	(171,574)

Total shareholders’ equity	400,220	382,976

Total liabilities and shareholders’ equity	$ 1,180,269	$ 1,182,817

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash flows from (used in) operating activities
Net income (loss)	$ (4,241)	$ 16,412	$ 4,528	$ 30,046
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	17,962	16,483	35,181	33,870
Deferred income taxes	4,501	2,778	8,947	8,691
Foreign exchange (gain) loss on intercompany debt	272	(2,198)	(283)	4,412
Defined benefit pension plan and other post-retirement benefit plan expense	398	385	874	1,094
Stock compensation expense	764	728	1,655	1,358
Other	33	288	1,259	1,268
Defined benefit pension plan and other post-retirement benefit plan contributions	(458)	(438)	(884)	(913)
Changes in working capital
Accounts receivable	8,548	(13,061)	12,501	(22,682)
Inventories	(3,648)	(727)	10,988	(5,648)
Accounts payable and accrued expenses	(13,313)	(9,702)	(103)	18,071
Other	459	(514)	80	712

Net cash from (used in) operating activities	11,277	10,434	74,743	70,279

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(13,479)	(11,707)	(20,415)	(18,771)
Purchase of intangible assets	(416)	(1,017)	(936)	(1,890)
Decrease in restricted cash	1,595	—	1,595	—
Other	849	75	747	297

Net cash from (used in) investing activities	(11,451)	(12,649)	(19,009)	(20,364)

Cash flows from (used in) financing activities
Repurchase of notes and repayment of debt	—	(10,763)	(23,079)	(10,763)
Dividend payments	(7,435)	—	(14,853)	—
Proceeds from (repayment of) revolving credit facilities, net	—	8,570	—	9,523
Payment of interest rate derivative liability	(5,852)	(7,015)	(5,852)	(7,015)
Other	(517)	(403)	(1,003)	(621)

Net cash from (used in) financing activities	(13,804)	(9,611)	(44,787)	(8,876)

Effect of exchange rate changes on cash and cash equivalents	(3,240)	2,850	2,075	(3,344)

Net increase (decrease) in cash and cash equivalents	(17,218)	(8,976)	13,022	37,695
Cash and cash equivalents, beginning of period	129,869	99,843	99,629	53,172

Cash and cash equivalents, end of period	$ 112,651	$ 90,867	$ 112,651	$ 90,867

Supplemental cash flow disclosure
Cash paid for interest	$ 24,036	$ 25,779	$ 24,635	$ 25,905
Cash paid for income taxes	$ 4,681	$ 402	$ 9,311	$ 815

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as benchmarks relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies. The following table sets forth a reconciliation of net income (loss) to Operating EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (loss) income	$(4,241)	$16,412	$4,528	$30,046
Income tax provision	7,873	5,927	14,072	15,192
Interest expense	12,736	13,476	25,927	27,360
Foreign exchange loss (gain) on intercompany debt	272	(2,198)	(283)	4,412
Other expenses (income)	137	(68)	633	470

Operating income	16,777	33,549	44,877	77,480
Add: Depreciation and amortization	17,962	16,483	35,181	33,870

Operating EBITDA	$34,739	$50,032	$80,058	$111,350

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